Exhibit 99.1

DATE: June 20, 2006	FINANCIAL CONTACT:
Kevin Shook, Chief Financial Officer
(717) 735-1660
kshook@eains.com

FOR IMMEDIATE RELEASE	MARKETING CONTACT:
Bob Gilpin, Vice President Marketing
(717) 239-1641
bgilpin@eains.com

EASTERN ALLIANCE INSURANCE GROUP ANNOUNCES FINANCIAL

STRENGTH RATING UPGRADE TO A- (EXCELLENT)

(Lancaster, PA) – Eastern Alliance Insurance Group (“EAIG”), a domestic casualty insurance group specializing in workers’ compensation and a member of Eastern Insurance Holdings, Inc. (“EIHI”) (NASDAQ: EIHI) today announced that A.M. Best raised its rating to A- (“Excellent”) with a stable outlook.

Bruce Eckert, Chief Executive Officer of EIHI, stated “This upgrade would not have been possible without the invaluable support of our loyal agents and customers who partnered with us while the Company grew from an unrated start-up in 1997 to its current position.”

In upgrading EAIG to an A-, A.M. Best recognized the Company’s “excellent capitalization, improved underwriting profitability and diversified organizational structure providing multiple revenue streams.” A.M. Best’s rating rationale additionally highlighted EAIG’s “better service to its niche clients” and its careful management of expenses.

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EAIG Press Release, Page 2

June 20, 2006

Eckert added “Achieving the A- rating positions the Company to compete for additional customers in our existing market place and to consider expanding products and services into new territories.”

Founded in 1997 as Educators Alliance Insurance Company, EAIG specializes in providing workers’ compensation products and services to businesses and self-insured clients in Pennsylvania, Delaware and Maryland. EAIG distributes its products through 55 independent agencies.

EIHI, EAIG’s parent company, operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a domestic accident and life insurance company, an offshore specialty reinsurance company and a third-party claims administration company. EIHI just completed a stock offering in which it sold 7,475,000 shares of its common stock at a price of $10 per share, raising gross proceeds of $74.75 million.

Both EAIG and EIHI are located at 25 Race Avenue in Lancaster, Pennsylvania. The company’s Web addresses are www.eains.com and www.easterninsuranceholdings.com, respectively.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release may contain “forward-looking statements” that are made in good faith by EIHI pursuant to the “safe harbor” provisions of the private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to strategies, goals, beliefs, expectations, intentions, results of operations, future performance and business of EIHI. Numerous competitive, economic, regulatory, legal, technological and other factors could cause financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. EIHI cautions that the foregoing factors are not all inclusive. EIHI does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the company. This press release also does not constitute an offer to sell, or a solicitation of an offer to buy, EIHI securities. Such an offer will be made only by means of a prospectus.

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